Exhibit 99


                   [MidAmerican Energy Holdings Company letterhead]

                     CalEnergy and MidAmerican Close Merger

FOR IMMEDIATE RELEASE

OMAHA, NEBRASKA and DES MOINES, IOWA, March 12, 1999 --- CalEnergy Company, Inc. ("CalEnergy") (NYSE: CE; PCX and London) and MidAmerican Energy Holdings Com-pany ("MidAmerican Energy") (NYSE: MEC) have combined to form a new fast-growing competitive energy company following the closing today of CalEnergy's acquisi-tion of MidAmerican Energy.

CalEnergy has reincorporated in Iowa under its new name, MidAmerican Energy Holdings Company ("MidAmerican" or the "Company"), becoming the state's largest publicly traded company based on combined 1998 revenues of $4.62 billion. As of Monday, March 15, 1999, the Company stock will trade under the 'MEC' symbol.

"We are extremely excited to launch the new MidAmerican, a company which is uniquely positioned for growth in the deregulating global energy markets," said David L. Sokol, Chairman and Chief Executive Officer of the Company. "Today marks a crucial milestone in our quest to become a leading global provider of a full range of energy services. Through the merger we've nearly doubled our generating capacity and gained access to retail markets in the United States. We will strengthen our focus on delivering the best possible service to our customers and to increasing operating efficiencies as we continue to grow our core businesses. The completion of this merger is good news for our customers, our shareholders, employees and communities worldwide."

Highlights of the new MidAmerican include:

         Serves 3.37 million customers worldwide
           (2.15 million electricity customers and 1.22 million natural gas customers)
         Has $11  billion in  assets  and $4.62  billion in  total 1998 combined revenues
         Owns interests in 10,000 megawatts of total generating capacity through
           41 generating facilities worldwide
         Employs 9,700 people throughout the world
         Primary subsidiary operations include:
         - Northern Electric and Gas, a rapidly growing U.K. utility with experience in a deregulated energy market;
         - MidAmerican Energy, a Midwestern U.S. utility serving customers in Illinois, Iowa, Nebraska and South Dakota;
         - CalEnergy, the entity under which independent power production facilities and non-regulated businesses are developed;
         - MidAmerican Realty Services, the second largest real estate brokerage organization in the U.S. with operations in seven states.

MidAmerican Energy Holdings Company
March 12, 1999
Page -2-


To complete the transaction, CalEnergy paid $27.15 for each outstanding common share of MidAmerican Energy stock, for a total of approximately $2.42 billion. A pro-rated dividend for the period commencing March 1, 1999 and ending March 11, 1999 of approximately 3.59 cents per share will be paid to shareholders of record of the former MidAmerican Energy as of March 12, 1999. The dividend will be processed and mailed to all shareholders of the former company during the next several weeks.

The Company will be headquartered in Des Moines, Iowa with the office of the Chairman and Chief Executive Officer remaining in Omaha, Nebraska (former headquarters of CalEnergy) to focus on strategic planning, mergers and acquisitions and global development.

The new President and Chief Operating Officer, Gregory E. Abel, will be based in Des Moines, along with the Company's Senior Vice President and General Counsel, John Rasmussen and Senior Vice President and Chief Financial Officer, Alan Wells. Stanley Bright will serve as Vice Chairman of the Board and a member of its Executive Committee.

Greg Abel, President and Chief Operating Officer of MidAmerican said, "Since the merger was first announced last August, we have been pleased with the accomp-lishments the companies have achieved. Of particular note, we are on schedule with our planned development of a 500 megawatt gas-fired generating facility near the Quad Cities of Iowa and Illinois. This project is part of our long-term strategy to aggressively compete in the upper Midwest."

Underscoring MidAmerican's commitment to the communities in which it operates, the Company also announced today that it will implement `Global Days of Service,' an innovative community relations program that encourages volunteer work by MidAmerican employees in their home communities around the world.
MidAmerican has pledged $250,000 to be shared among the various charitable organizations for which the employees volunteer. This new program supplements the more than $3.5 million in annual contributions the Company already donates around the world.

"With our Global Days of Service initiative," Chairman Sokol said, "We want to encourage our employees to become more involved with helping others, and also want to recognize the many active employee volunteers who already give so much back to the communities we serve."

MidAmerican will officially launch its Global Days of Service program in April as part of National Volunteer month. From April 12, 1999 through April 12, 2000, any MidAmerican employee who volunteers personal time for a not-for-profit or charitable organization can apply to MidAmerican for a cash donation. The size of the donation will depend on the number of hours invested by the employee and the number of organizations served, and the contributions will be split evenly among the organizations from the $250,000 pool MidAmerican has set aside for the program.

MidAmerican Energy Holdings Company
March 12, 1999
Page -3-


The Company has also adopted a new Shareholder Rights Plan, which will take effect immediately following completion of the merger, and has declared a divi-dend thereunder of one preferred share purchase right (a "Right") for each out-standing share of the Company's Common Stock. The new Rights Plan has terms and conditions that are substantially the same as those contained in the previous CalEnergy shareholder rights plan, and provides that the Rights will first become exercisable under certain circumstances involving the acquisition of beneficial ownership of 20% or more of the Company's Common Stock or the commencement or announcement of a tender offer or exchange offer for 30% or more of the Common Stock. The Rights have the effect of making a change of control which is not approved by the Company's Board more difficult. The Rights dividend is payable on March 15, 1999 to Company shareholders of record on that date.

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, USA, has more than 9,700 employees and is the largest publicly traded company in Iowa. Through its retail utility subsidiaries, MidAmerican Energy in the U.S. and Northern Electric in the U.K., the Company provides electric service to 2.15 million customers and natural gas service to 1.22 million customers worldwide. Through CalEnergy, the Company's independent power production and non-regulated business subsidiaries and MidAmerican Energy's utility operations, MidAmerican manages and owns interests in approximately 10,000 net megawatts of diversified power generation facilities in operation, construction and development. Information about MidAmerican and its three principal subsidiary companies is available on the Internet at http://www.midamerican.com.

This press release contains forward-looking statements that are based on current expectations and involve a number of uncertainties. Reference is made to all of each company's SEC filings including CalEnergy's Report on Form 8-K dated March 6, 1998, incorporated herein by reference, for a description of such uncertainties.


MidAmerican Energy Holdings Company
Alan Wells, Senior Vice President and Chief Financial Officer, (515) 242-4008 Ron Giaier, Vice President, Investor Relations, (515) 242-4303
Patti McAtee, Vice President, Corporate Communications, (402) 341-4500
Kevin Waetke, Manager, Media Relations, (515) 281-2785